Exhibit 10.4
ASSET SALE AND PURCHASE AGREEMENT

 THIS ASSET SALE AND PURCHASE AGREEMENT ("Agreement") is made and entered into effective as of the Seventh (7th) day of November, 2009 by and between:
•	Trilliant Technology Group, Inc. a Nevada corporation (“TTG”), and Bluegate Corporation a Nevada corporation (“Bluegate”) who collectively shall be known as the “Seller,” and
•	Trilliant Corporation (“Purchaser”), a Texas corporation.

    WHEREAS, for the purchase price provided for herein and subject to the terms, provisions, and conditions set forth herein, Purchaser desires to acquire from Seller full right, title, and interest in and to all of the personal property of every kind or nature used in the business of TTG (the “Assets”), including, without limitation, the personal property that is more fully described in Article One below but not including the “Excluded Assets” as defined hereinafter, free and clear of any security interest, lien, mortgage, encumbrance, claim, or limitation or restriction on the transfer thereof (collectively, “Encumbrances”); and

     WHEREAS, for the purchase price provided for herein and subject to the terms, provisions, and conditions set forth herein, Seller desires to sell the Assets to Purchaser;

     NOW, THEREFORE, in consideration of the mutual promises, covenants, agreements, representations, and warranties set forth hereinafter, and other good and valuable consideration (the receipt, adequacy, and sufficiency of which each of Seller and Purchaser hereby acknowledges) and subject to the terms, provisions, and conditions hereof, each of Seller and Purchaser hereby agree as follows:

ARTICLE ONE
1	Sale and Purchase of Assets.
1.1
In consideration of the payment of money to Seller pursuant to Section 1.3 below, Seller does hereby assign, transfer, and convey to Purchaser (without any further act or deed except as otherwise indicated herein), full right, title, and interest in and to all of the Assets, and Purchaser does hereby acquire and receive full right, title, and interest in and to the Assets, wherever located and regardless of whether or not reflected on Seller's books and records, free and clear of any Encumbrances.  Without any limitation on anything stated above, the Assets consist of all of the following:

1.1.1
Equipment, computer equipment, files, and other tangible personal property listed on Schedule 1.1.1 hereto, which is being provided on an “as is” basis with the Company providing no warranty of accuracy of the specific hardware and software on listed devices and/or the operational and functional capacity of the items;

1.1.2	Accounts receivable owed to TTG and going to Purchaser (the “Accounts Receivable”) listed on Schedule 1.1.2 hereto;
1.1.3	Computer programs and software listed on Schedule 1.1.3 hereto;
1.1.4	Telephone and facsimile numbers, internet domain sites, e-mail addresses, internet and website addresses listed on Schedule l.1.4 hereto;
1.1.5	Records of TTG's business (copies of which Seller may retain at its cost), including property records, customer lists, supplier lists, catalogs, and brochures; and
1.1.6
TTG's Intellectual Property (as defined in Section 2.4) and listed on Schedule l.l.6 hereto, and any and all other intangible property or rights whatsoever owned by TTG and the goodwill of TTG's business symbolized by such Intellectual Property.

1.2	Excluded Assets. Seller is not selling to Purchaser, and Purchaser is not acquiring, any of the items listed on Schedule 1.2 hereto, which items shall not constitute “Assets” for any purpose hereof.
1.3	Purchase Price, and Payment. Adjustment and Allocation Thereof.
1.3.1	The aggregate purchase price for the Assets (the “Purchase Price”) shall be Five Thousand Dollars ($5,000).
1.3.2	Seller and Purchaser agree that they shall prepare and file their respective federal and any state or local income tax returns, and any sales tax returns or other filings.
1.4
Assumed Liabilities. Purchaser hereby agrees to assume and be obligated to pay, perform or discharge only those liabilities that are expressly set forth on Schedule 1.4 hereto, if any (referred to hereinafter as the “Assumed Liabilities”).  Purchaser assumes no obligations, liabilities and debts other than the Assumed Liabilities.  Seller agrees to pay or perform timely any and all obligations, liabilities, and debts of Seller other than for the Assumed Liabilities.

1.5	Seller's Deliveries. Prior to or on the date hereof, Seller delivered, except as set forth on Schedule 1.5 hereto,:
a.
    Such deeds, bills of sale, covenants of warranty, assignments, endorsements, consents, and other good and sufficient instruments and documents of conveyance and transfer in a form satisfactory to Seller and Purchaser, and necessary documents of title, as shall be necessary and effective to convey, transfer and assign to, and vest in, Purchaser all of Seller's right, title and interest in and to the Assets;

b.	Evidence satisfactory to Purchaser that any and all security interests and liens on the Assets (other than those being assumed) have been released;
c.	Copies of all required third party consents to the sale of the Assets, that are required and have been obtained;
d.
    All of the agreements, contracts, commitments, leases, plans, bids, quotations, proposals, licenses, permits, authorizations, instruments, computer programs and software, manuals and guidebooks, price books and price lists, customer lists, supplier lists, sales records, files, correspondence, and other documents, books, records, papers, files and data belonging to Seller which are part of the Assets; and

e.	Actual possession and operating control of the Assets.
1.6	Purchaser's Deliveries. Prior to or on the date hereof, Purchaser delivered:
a.
    Copies of all of the resolutions adopted by Purchaser's Board of Directors and, if necessary, stockholders relating to the transactions contemplated by this Agreement, certified on the date hereof to be complete and correct by appropriate officers of Purchaser, and

   b.   Cash payment of the Purchase Price.

ARTICLE TWO
2	Representations, Warranties and Agreements of Seller
The Seller hereby represents, warrants, and agrees to and with Purchaser that:
2.1
Organization and Standing of Seller.   Seller’s a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada.  Seller has full requisite corporate power and authority to carry on its business as it is now being conducted.

2.2
Capacity to Enter into Agreement.  Seller has full right, power, and authority to execute and deliver this Agreement and all other agreements, documents, and instruments to be executed in connection herewith and perform its obligations hereunder and thereunder.

2.3
Conflicts.  The execution, delivery, and consummation of the transactions contemplated by this Agreement will not (a) violate any judgment against, or binding upon, Seller or upon the assets of Seller, (b) result in the creation of any lien, charge, or encumbrance upon any assets of Seller pursuant to the terms of any such contract, or (c) violate any provision in the charter documents, bylaws, or any other agreement affecting the governance and control of Seller.

2.4
Intellectual Property. Schedule 1.1.6 contains a listing and summary description of all of TTG's patents, trademarks, service marks, trade names, trade dress, logos, business names, copyrights, and registered designs, and registrations and applications thereof, trade secrets and confidential know-how, business information and other intellectual property, including, but not limited to, computer software, databases, source code, and documentation; product formulations; drawings; technical specifications; manufacturing data; and test and development data (the foregoing intellectual property is collectively referred to hereinafter. as the “Intellectual Property”).  Except as set forth on Schedule 2.4 hereto,

    a.      TTG possesses all intellectual property necessary to the conduct of its businesses;
b.
    Seller shall retain the right to keep a copy of any documentation should they choose, but may only use it in defense of a claim against their organization. Under no circumstances does the Seller retain the right to use the Intellectual Property other than in the defense of a claim;

c.   TTG owns all right, title, and interest in and to all of the Intellectual Property;
d.	There have been no claims made against TTG for the assertion of the invalidity, abuse, misuse, or unenforceability of any Intellectual Property, and there are no grounds for the same;
e.	Neither Seller nor TTG has received a notice of conflict with the asserted rights of others; and
f.	The conduct of TTG's business has not infringed on any rights of others and, to Seller's best knowledge, no other person has infringed the Intellectual Property.
2.5	Employees. There are no employees of TTG.
2.6	Litigation. Except as set forth on Schedule 2.6 hereto,
a.
Seller and the Assets are not subject to any pending, or to Seller's best knowledge, threatened litigation, proceeding or administrative investigation of any kind or nature (including, without limitation, any matter (including audits) involving the Internal Revenue Service, or other federal or state taxing authorities);

b.	Seller is not in default with respect to any judgment, order, writ, injunction, decree, or award applicable to it or the Assets of any court or other governmental instrumentality or arbitrator; and
c.
Seller has not been served with any now pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation in which an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, and the Seller's best knowledge, no such suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation has been instituted or is threatened.

2.7
Compliance with Law.  Seller is not in violation of, or in default with respect to, or in alleged violation of or alleged default with respect to, any applicable law, rule, regulation, permit, or any writ or decree of any court or any governmental commission, board, bureau, agency, or instrumentality, including without limitation, any laws, ordinances, rules, regulations, permits, or orders relating to the business of TTG, or the business operations and practices, health and safety, and employment practices of TTG.

2.8
Taxes.  Except as set forth on Schedule 2.8 hereto, Seller has filed, when due, with all appropriate governmental agencies, all tax returns, estimates, reports, and statements to be filed by it (collectively, the “Returns”).

    a.  Each of the Returns is true, complete, proper, and accurate in all respects;
b.
Seller has paid, when due and payable, all requisite income taxes, sales, use, property and transfer taxes, levies, duties, licenses and registration fees, and charges of any nature whatsoever and workers' compensation and unemployment taxes, including interest and penalties thereon.  Seller has withheld all tax required to be withheld under applicable tax laws and regulations, and such withholdings have either been paid to the respective governmental agencies or set aside in accounts for such purpose;

c.
Seller has not given or been requested to give, or executed, any extension of time or waiver of any statute of limitations with respect to Federal, state, or other political subdivision income or other tax for any period;

d.	Seller has not received any notice of deficiency or assessment issued or proposed deficiency or assessment by the Internal Revenue Service or any other taxing authority; and
e.	There is no pending audit or inquiry of Seller, nor has Seller received any oral or written notice of any proposed audit or inquiry by any taxing authority or jurisdiction.
2.9
Finder's Fees.  None of Seller or anyone acting on their behalf has employed any financial advisor, broker, or finder or incurred any liability for any financial advisory, brokerage, or finder's fee or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE THREE
3	Representations, Warranties, and Agreements of Purchaser
3.1
Organization and Standing of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Texas.  Purchaser has full requisite power and authority to carry on its business as it is now being conducted.  Purchaser is duly authorized and qualified to carry on its business in the manner as now conducted in each state in which authorization and qualification is required.

3.2
Capacity to Enter into Agreement.  Purchaser has full right, power, and authority to execute and deliver this Agreement and all other agreements, documents, and instruments to be executed in connection herewith and perform its obligations hereunder and thereunder. The execution and delivery by Purchaser of this Agreement and all other agreements, documents, and instruments to be executed by Purchaser in connection herewith have been authorized by all necessary action by Purchaser.  When this Agreement and all other agreements, documents, and instruments to be executed by Purchaser in connection herewith are executed by Purchaser and delivered to Seller, this Agreement and such other agreements, documents, and instruments will constitute the valid and binding agreements of Purchaser or enforceable against Purchaser in accordance with their respective terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally; and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3
 Conflicts.  The execution, delivery, and consummation of the transactions contemplated by this Agreement will not:  (a) violate any judgment against, or binding upon, Purchaser or upon the assets of Purchaser, (b) result in the creation of any lien, charge, or encumbrance upon any assets of Purchaser pursuant to the terms of any such contract, or (c) violate any provision in any charter document of Purchaser, or any other agreement affecting the governance and control of Purchaser, such that any such violation, conflict, breach, termination, or creation would materially adversely affect the consummation of the transactions contemplated by this Agreement.

3.4
Litigation.  Purchaser has not been served with any now pending suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation in which an unfavorable decision, ruling, or finding would render unlawful or otherwise materially adversely affect the consummation of the transactions contemplated by this Agreement, and the best of Purchaser's knowledge, no such suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation has been instituted or is threatened.

3.5
Finder's Fees.  Neither Purchaser nor anyone acting on its behalf has employed any financial advisor, broker, or finder or incurred any liability for any financial advisory, brokerage or finder's fee, or commission in connection with this Agreement or the transactions contemplated hereby.

ARTICLE FOUR
4	Certain Agreements
Following the date hereof, each party shall execute and deliver such other documents, and take such other actions, as may be reasonably requested by the other party to vest in Purchaser full right title and interest in and to the Assets, to complete the transactions contemplated by this Agreement and to allow each party fully to enjoy and exercise the rights accorded to and acquired by it under this Agreement or any other agreement entered into pursuant hereto.

ARTICLE FIVE
5	Survival and Indemnity
5.1
Survival of Representations and Warranties.  All of the representations and warranties made by the parties hereto in this Agreement or pursuant hereto, shall be continuing and shall survive the closing hereof and the consummation of the transactions contemplated hereby, notwithstanding any investigation at any time made by or on behalf of any party hereto, for a period of two years after the date of this Agreement.

5.2
Indemnification by Seller.  Seller shall protect, indemnify, and hold harmless Purchaser and Purchaser’s shareholders, directors, officers, employees, agents, affiliates, successors, and assigns from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses, and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation or warranty made by any of them in this Agreement.

5.3
Indemnification by Purchaser.  Purchaser shall protect, indemnify and hold harmless Seller, and Seller's shareholders, directors, officers, members, managers, and Seller's employees, agents, affiliates, successors, and assigns, from any and all demands, claims, actions, causes of actions, lawsuits, proceedings, judgments, losses, damages, injuries, liabilities, obligations, expenses, and costs (including costs of litigation and attorneys' fees), arising from any breach of any agreement, representation, or warranty made by it in this Agreement.

ARTICLE SIX
6	Miscellaneous
6.1
Notices.  Any notices, requests, demands, or other communications herein required or permitted to be given shall be in writing and may be personally served, sent by United States mail, sent by an overnight courier who keeps proper records regarding its deliveries, faxed, or emailed. Notice shall be deemed to have been given if personally served, when served, or if mailed, on the third business day after deposit in the United States mail with postage pre-paid by certified or registered mail and properly addressed, or if sent by overnight courier as aforesaid with charges being billed to the sender, when received by the party being notified, or if faxed, when the person giving the notice receives a confirmation statement with all relevant details indicating that the fax was properly received, or if e-mailed, when the person giving the notice receives a confirmation statement with all relevant details indicating that the e-mail was properly received. As used in this Agreement, the term “business day” means days other than Saturday, Sunday, and holidays recognized by Federal banks.  For purposes of this Agreement, the physical addresses, fax numbers, and e-mail addresses of the parties hereto shall be the physical addresses, fax numbers, and e-mail addresses as set forth on the signature pages of this Agreement.  Any party to be notified hereunder may change its physical address, fax number, and e-mail address by notifying each other party hereto in writing as to the new physical address, fax number, and e-mail address for sending notices.

6.2
Counterparts.  This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

6.3
Amendments and Waivers.  This Agreement may be amended, modified, or superseded only by written instrument executed by all parties hereto.  Any waiver of the terms, provisions, agreements, covenants, representations, warranties, or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any condition, or of the breach of any term, provision, agreements, covenant, representation, or warranty contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term, provision, agreements, covenant, representation, or warranty.

6.4	Time of Essence. Time is of the essence in the performance of this Agreement.
6.5	Captions. The captions contained in this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any Article, Section, or paragraph hereof.
6.6
Entire Agreement.  This Agreement (including the schedules and exhibits hereto, the Financial Statements, and all supporting agreements referred to herein, all of which are by this reference fully incorporated into this agreement) sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof.

6.7
Assignment, and Successors and Assigns.  No party hereto may assign any of its rights, interests, or obligations under this Agreement without the prior written consent of the other parties.  All of the terms, provisions, agreements, covenants, representations, warranties, and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, permitted assigns, and successors.

6.8
Knowledge, Gender, and Certain References.  Whenever a representation or warranty made herein is made to the best of any entity's knowledge, such representation or warranty is based only on the actual knowledge or belief of the entity's management without any independent investigation on the part of such management or any other person although such management has no reason to believe that the representation or warranty made was not true as of the date which it speaks.  Whenever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural, and pronouns stated in the masculine or the neuter gender shall include the masculine, the feminine and the neuter gender.  The terms “hereof,” “herein,” or “hereunder” shall refer to this Agreement as a whole and not to any particular Article, Section, or paragraph hereof.

6.9
Applicable Law, Mandatory Venue, and Draftsmanship. This Agreement has been executed in Harris County, Texas.  THIS AGREEMENT SHALL BE GOVERNED EXCLUSIVELY BY ITS TERMS AND BY THE LOCAL, INTERNAL LAWS OF THE STATE OF TEXAS.  The parties hereto stipulate and agree that the courts of the State of Texas shall have in personam jurisdiction for any claim, lawsuit, or proceeding regarding this Agreement, and that mandatory venue for any such claim, lawsuit, or proceeding shall be in any state or federal court having competent jurisdiction located in Harris County, Texas.  Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement.  Accordingly, the parties hereto agree that the rule of contract construction that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

6.10
Severability.  If any term, provision, agreements, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

6.11
Costs, Expenses, and Fees.  Each party hereto agrees hereby to pay all costs, expenses, and fees incurred by it in connection with the transactions contemplated hereby, including, without limitation, all attorneys' and accountants' fees.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Bluegate Corporation

By: /s/ Charles E. Leibold
       Charles E. Leibold
       Chief Financial Officer
November 7, 2009
cleibold@bluegate.com

Trilliant Corporation

By: /s/ William Koehler
William Koehler
President
November 7, 2009
wkoehler@trilliantconsulting.com

Schedule 1.1.1 - Lists Of Machinery, Equipment And Other Tangible Personal Property

Hardware Configuration	Device
Dell GX520, Serial Number: B836T91 Laptop Dell D830, Serial Number: 2ZR7JF1	Lynne’s Computer(a) Lynne’s Laptop(d)
Dell GX620, Serial Number: CKZ1PB1	Larry’s Computer(c)
Laptop Dell D820, Serial Number: 45RPLC1	Trent’s Laptop(b)
Dell Optiplex GX620, Serial Number: D61Q3B1	Bill’s Computer(e)
Plotter is not in working order per Trent	HP Plotter
a – Includes peripherals (monitor, keyboard, mouse); Office 2003 Pro; Acrobat 6.0 Std
b – Includes power supply, Office 2003 Basic and 2007 Std; Acrobat 8.0 Std & Pro; Visio 2007 and Autocad
c - Includes peripherals (monitor, keyboard, mouse); Office 2003 Basic and 2007 Pro; Project
d – Includes power supply, Office 2003 Basic; Acrobat 6.0 Std; Visio 2007; Project 2007
e - Includes peripherals (monitor, keyboard, mouse); Office Sm Bus; Acrobat 8.0 Std; Visio; Project
Furniture
Conference Room Table – (unassembled in File Room)

Schedule 1.1.2 – Accounts Receivable Owed to TTG going to Purchaser
None

Schedule 1.1.3 – Programs and Software

Software - Wholly owned by Trilliant
LTMS
Trilliant Health ID
DMS - Document Management system
Signature software solution
e-Cast - Customer accounting and shipment tracking

Schedule 1.1.4 – Lists Of Telephone And Fax Numbers, Internet Matters, And Mailboxes
1.	Houston
a.	Phone – 713-263-9200
b.	Fax – 713-263-9394
2.	Web Addresses
a.	www.Trillianttech.com
b.	www.Trilliant.net
c.	www.taughtonline.com
3.	Email Accounts
a.	All email address associated with the above Web addresses.

Schedule 1.1.6 – Intellectual Properties

Documentation - Wholly owned by Trilliant *
RFP's to procure voice systems - TDM and VOIP
RFP's to procure data networking equipment
RFP's to procure inside and outside cable plants
RFP's to procure telecommunications and bandwidth services
RFP's to procure maintenance service for voice, data and video equipment and networks
RFP's to procure paging systems and the cabling to support them
RFP's to procure video equipment and cable to support them
RFP's to procure Nurse call Systems and the cabling to support them
RFP's to procure Software for Medical facilities
All historical documentation in written and electronic form

*
Multiple versions for multiple vertical industries of RFP’s in both stand alone and AIA format
For all RFP documents the existing: - Sales contracts for all RFP's - Evaluation tools - Executive summary's, ready for board level presentations

Schedule 1.2 – Excluded Assets
1)	All rights and claims of Seller under any of the Seller’s insurance policies;
2)	All assets of any of Seller’s employee benefit plans;
3)	All outstanding receivables dated prior to the Agreement Date;
4)
All claims, rights and interest in and to any prepayment or refunds of federal, provincial, state or local franchise, income or other taxes or fees of any nature whatsoever which relate solely to the period up to and including the date of this Agreement;

5)	All of Seller’s minute books and other books and records relating to internal corporate matters, and all other books and records not related to the business conducted with the Assets.

Schedule 1.4 – List of Assumed Liabilities
Any fees due to Lynne Randall and/or Larry Walker incurred since October 1, 2009.

Schedule 1.5 – Seller’s Deliveries
Seller will amend and file a UCC with the Secretary of State before November 30, 2009 removing all security interests and liens on the Assets and provide a copy of such filing to the Purchaser.

Schedule 2.4 – Excluded Intellectual Properties
None

Schedule 2.6 – Litigation
Trilliant Technology Group, Inc. (“TTG”) received a notice from the Internal Revenue Service (“IRS”) dated August 20, 2009 relating to Form 940 for the period ending December 31, 2006 assessing a balance, accrued interest and late payment penalty totaling $4,762.75.

Trilliant Corporation (“Trilliant”) received a notice from the Texas Workforce Commission (“TWC”) dated September 15, 2009 relating to the quarterly filing ending March 31, 2006 assessing a tax and interest for late payment of tax totaling $132.74.

We have been in contact with the IRS and TWC and were informed that the TWC did not have any filings for TTG and was applying all of the filings for both TTG and Trilliant to Trilliant. Once the TWC revises their records, we believe that both of the above matters will result in no additional amounts due.

Schedule 2.8 – Taxes
Trilliant Technology Group, Inc. (“TTG”) received a notice from the Internal Revenue Service (“IRS”) dated August 20, 2009 relating to Form 940 for the period ending December 31, 2006 assessing a balance, accrued interest and late payment penalty totaling $4,762.75.

Trilliant Corporation (“Trilliant”) received a notice from the Texas Workforce Commission (“TWC”) dated September 15, 2009 relating to the quarterly filing ending March 31, 2006 assessing a tax and interest for late payment of tax totaling $132.74.

We have been in contact with the IRS and TWC and were informed that the TWC did not have any filings for TTG and was applying all of the filings for both TTG and Trilliant to Trilliant. Once the TWC revises their records, we believe that both of the above matters will result in no additional amounts due.